Exhibit 10.1.d

GUARANTY EXTENSION

          This Guaranty Extension is made and entered into as of March 29, 2004, by and between Great Plains Energy Incorporated (the "Guarantor") and The Cincinnati Gas & Electric Company (the "Creditor"), and, each a "Party" and collectively the "Parties".

          Whereas, Guarantor issued a certain guaranty dated as of March 1, 2004 (the "Guaranty") in favor of Creditor relating to Agreements (as defined in the Guaranty) between Strategic Energy, L.L.C. ("Strategic") and the Creditor, and

          WHEREAS, the Guaranty provides for a specific termination date of March 31, 2004; and

          WHEREAS, Guarantor is willing to extend the specific termination date of the Guaranty to March 31, 2005;

          THEREFORE, in consideration of the premises and of the mutual agreements herein contained, the receipt and sufficiency of which is acknowledged by Guarantor and Creditor, the Parties agree as follows

          1. Guarantee Extension. The second sentence of Section 9 of the Guarantee hereby is amended and restated to read in its entirety as follows:

This Guaranty shall terminate on the first to occur of (a) ten (10) days after Creditor receives written notice from Guarantor of such termination, (b) the full payment of all Obligations, and (c) March 31, 2005 (the "Termination Date").

          2. General. This Guaranty Extension shall be effective as of the date first above written. Except as specifically amended herein, the Guaranty shall remain in full force and effect in accordance with its terms, and the Guaranty, as amended hereby, is hereby ratified and confirmed.

          In witness whereof, the Parties have signed this Guaranty Extension as of the date first written above.

Great Plains Energy Incorporated /s/Andrea F. Bielsker Andrea F. Bielsker Senior Vice President - Finance, Chief Financial Officer and Treasurer

The Cincinnati Gas & Electric Company By: /s/David L. Wozny Name: David L. Wozny Title: V. P.